[RITE AID LOGO]

To: Members of the Board of Directors and Executive Officers of Rite Aid Corporation
From:    Robert B. Sari
Date:    August 20, 2004
Re:      Notice of Blackout Period

Beginning at 2:00 p.m. (Eastern time) on September 24, 2004 and ending during the week of October 3, 2004, you will be prohibited from purchasing, selling or otherwise acquiring or transferring shares of common stock of Rite Aid Corporation (the "Company") or any related derivative security (such as an option) if you acquired such security in connection with your service or employment as a director or executive officer with the Company. As explained in more detail below, this prohibition is imposed by Section 306 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the rules promulgated thereunder by the Securities and Exchange Commission commonly referred to as Regulation BTR (Blackout Trading Restriction).

Generally, Section 306(a) of the Sarbanes-Oxley Act prohibits directors and executive officers of an issuer from trading in the issuer's equity securities during certain periods during which the issuer's employees are unable to purchase or sell issuer equity securities held in 401(k) or similar plans. These periods are commonly referred to as "blackout periods."

Each of The Rite Aid 401(k) Plan, Rite Aid 401(k) Distribution Employees Savings Plan and Rite Aid Services, L.L.C. 401(k) Plan (each a "Plan" and, collectively, the "Plans") will be changing investment options and its recordkeeper from Prudential to T. Rowe Price. As a result of these changes, the recordkeepers require certain Plan activity to temporarily cease for the orderly and accurate transfer of each of the Plan's records to the new recordkeeper. During this blackout period, Plan participants will be unable to direct or diversify investments in their individual accounts, or obtain a loan, distribution or hardship withdrawal from their respective Plan. Because the Company's common stock is an investment option under each of the Plans, as a director or executive officer of the Company, you are subject to the restrictions imposed by Section 306(a) of the Sarbanes-Oxley Act.

The blackout period for the plan is expected to begin on September 24, 2004 at 2:00 p.m. (Eastern time) and end during the week of October 3, 2004. During these weeks, you can determine whether the blackout period has started or ended by calling T. Rowe Price at the toll free number 1-800-922-9945.

If you have any questions regarding the upcoming blackout period and your ability to purchase, sell or otherwise transfer shares of the Company's common stock, please contact me at (717) 975-5833 or Theresa Nichols at (717) 214-2555.